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                                                                   EXHIBIT 10.2





                                 August 30, 2000





David Carpi
53 Fremont St.
Somerset, NJ  08873

         Re:      Offer of Employment

Dear David:

         Enchira Biotechnology Corporation (the "Company") is pleased to offer you the position of Vice President-Business Development on the terms provided herein. You will report directly to and work closely with the President and Chief Executive Officer of the Company. The purpose of this letter is to ensure our mutual understanding and agreement on the details of your employment, which are as follows:

EXECUTIVE POSITION & BASE SALARY

As Vice President-Business Development, you will be responsible for the Company's strategic alliances, license agreements, collaborations, business development and such other duties as may be assigned to you by me. You will be entitled to an annual base salary of $170,000, paid in accordance with the Company's normal payroll practices. The Compensation Committee of the Board of Directors will review your base salary on an annual basis, and may authorize merit increases in its sole discretion. You will be eligible for bonuses in the discretion of the Board.

RELOCATION

         The Company will pay the reasonable, direct costs necessary to move you, your family and your household goods from New Jersey to The Woodlands area; however, we would ask that you coordinate such move with my office in order to minimize such expenses. The Company will also pay the costs of temporary housing and commuting expenses for you from New Jersey until 60 days following the arbitrator's decision in the arbitration proceeding currently pending between the Company and Maxygen (the "Targeted Relocation Date" or 60 days following the end of the New Jersey school year if necessary), provided that all such arrangements are mutually agreeable, and will reimburse you for usual costs incurred in selling your home in New Jersey. In addition, we will pay for two house-hunting trips for you and your family to The Woodlands area. All amounts paid in connection with your relocation will be grossed up for any applicable taxes due thereon.


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EQUITY

         Upon joining the Company, you will receive an option to purchase 100,000 shares of the Company's Common Stock under the Company's Stock Option Plan, subject to formal approval by the Board of Directors. This option will entitle you to purchase the specified number of shares at a purchase price which is equal to the fair market value of the Common Stock on the date your employment commences and will contain vesting provisions as follows:

         - 25,000 shares vest as a bonus on closing of a mutually agreeable strategic alliance with a biopharmaceutical company within 12 months of employment; in the event that a strategic alliance was not completed with a biopharmaceutical company in the first 12 months of employment but is completed after 12 months of employment but prior to the expiration of 18 months, then 25% of the 25,000 shares shall vest on completion of the strategic alliance, and the remaining 75% thereof shall vest on a monthly basis over a three year period of continued employment thereafter.
         - 18,750 shares vest on the completion of 12 months of employment with the Company, provided relocation has occurred by this date.
         - 56,250 shares vest monthly over the following 36 months of employment commencing on the completion of the first year of employment provided relocation has occurred prior to the Targeted Relocation Date.

         All shares vest in entirety upon a change of control.

EMPLOYEE BENEFITS AND VACATION

         You will be entitled to participate in all Company benefit programs in effect from time to time on the same basis as other employees. Information regarding such benefit programs will be sent to you under separate cover. Please note that such policies and benefits may be changed by the Company from time to time, subject to applicable laws.

SEVERANCE PAY

         In the event that your employment is terminated by the Company at any time after the date hereof, except for "cause" as defined below, the Company will continue to pay your then current salary and benefits for a period of nine months following such termination. Such compensation will be contingent upon your signing a waiver of rights releasing the Company from any and all further liability or responsibility. The Company shall have no obligation to pay salary or benefits in the event you terminate your employment or in the event the Company terminates your employment for "Cause."

         "Cause" shall include your repeated failure, neglect or refusal, to perform your duties and responsibilities, dishonesty affecting the Company, excessive use of alcohol or use of illegal drugs, conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation, or the commission of any willful or intentional act which could reasonably be expected to materially injure the reputation, business or business relationships of the Company.



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SECRECY AGREEMENT

         Consistent with Company policy, you will be required to execute the Company's standard Confidentiality and Non-Competition Agreement prior to commencement of employment. Such non-compete agreement shall provide that you may not, for a three year period after termination of your employment for any reason, be employed by or otherwise associated with a direct competitor of the Company which is engaged in directed evolution technologies for the development of gene-based products, such as Maxygen, Diversa, or Applied Molecular Evolution, to name a few. A copy of such agreement will be sent to you under separate cover.

         This offer is subject to your accepting this offer by August 31, 2000, and starting employment by September 18, 2000, to completion of our final reference checks, and to satisfactory completion of a pre-employment physical examination at the Company's cost. A list of physicians in your area is included in the enclosed benefit information.

         David, it was clear during your visit that we share a great deal of enthusiasm and high expectations for the Company's future. We believe that you can make a significant contribution to the success of the Company and are eager to have you join us. Please call if there is any other information or assistance we can provide. We look forward to hearing from you and to seeing you on September 18, 2000.

                                   Sincerely,



                                   Peter P. Policastro
                                   President and CEO

         Except as provided above, this letter does not create an employment contract and each party is free to terminate this relationship at any time. Please indicate your acceptance of this offer which will remain in effect until August 31, 2000, by signing and returning the enclosed copy.


Date:
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                                   David Carpi











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